News Release

FOR IMMEDIATE RELEASE	CONTACT
DATE November 14, 2007	Craig Renner
301-843-8600

ACPT REPORTS RESULTS FOR QUARTER ENDED
SEPTEMBER 30, 2007

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (AMEX, PSE:APO) today announced results for the nine and three months ended September 30, 2007.
For the nine months ended September 30, 2007, the Company reported a net loss of $1,259,000 or $0.24 per share, on revenue of $61,457,000. This compares to net income of $3,002,000, or $0.58 per share, on revenue of $70,113,000 for the nine months ended September 30, 2006.
For the quarter ended September 30, 2007, the Company reported a net loss of $1,098,000 or $0.21 per share, on revenues of $19,043,000. This compares to net income of $2,044,000 or $0.39 per share, on revenues of $24,421,000 for the same period in 2006.
“The residential land homes sales environment continued to deteriorate in the third quarter of 2007,” said J. Michael Wilson, Chairman and Chief Executive Officer.  “Community development and homebuilding sales were down 78% in terms of volume and 70% in revenue compared to the same three months in 2006, reflecting not only a significant decrease in volume, but also in the price of the homes sold. In St. Charles, sale prices of new single-family homes have decreased by 17% since the end of last year.   Sales of condominium units in Puerto Rico decreased 85% in the third quarter of 2007, compared to the same period in 2006; however, average unit prices were not significantly reduced.”
“Currently, the inventory of new homes and resale homes is at record levels,” said Mr. Wilson. “The Company believes that this inventory, combined with the tightening of mortgage standards, the significant reduction in sales volume, and the ARM re-sets that will impact the market shortly, will make the housing market very difficult for some time to come.”
“As a result of these market conditions and the reduced pace of the sale of new homes, Lennar Corp. has reduced the price of new homes in St. Charles’ Fairway Village and has requested a reduction to the 200 lot requirement and lot price specified in our contract,” said Mr. Wilson.  “Accordingly, the Company is in active negotiations with Lennar to mutually resolve the sales agreement addressing the lot requirement and lot price given the current market conditions.”
Mr. Wilson also noted that the Company has undertaken several major community infrastructure initiatives which will open up future villages in St. Charles. “While much of the cost of these projects is covered by low interest bonds issued by Charles County, there remains a deficit of approximately $10,000,000 that the Company expects to fund out of cash flow and/or financing between now and the end of 2008,” said Mr. Wilson. “The combination of these infrastructure costs and the reduction in land sales revenue will cause the Company to monitor cash flow very carefully in 2008 and 2009. With this in mind, the Company will not be declaring a dividend for this quarter.”
Mr. Wilson also noted that the ongoing impact of the implementation of a new accounting pronouncement, Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), and, to a lesser extent, expenditures related to obtaining a strategic partner for the Company, contributed to the nine and three month losses, respectively.  Effective January 1, 2007, the Company implemented “FIN 48”, which resulted in a reduction of net income for the nine and three months ended September 30, 2007, by approximately $600,000 and $269,000, respectively, related to potential additional tax, interest and penalties accrued on uncertain tax positions.
The Company reported that revenue from its multifamily apartment portfolio increased $5,303,000 for the nine months ended September 30, 2007 and $1,609,000 for the quarter ended September 30, 2007, compared to the same periods in 2006.  Edwin L. Kelly, President and Chief Operating Officer added, “The increase in multifamily apartment rental revenue was primarily a result of the addition of Sheffield Greens in St. Charles to the Company’s rental apartment portfolio, as well as an overall 5 percent increase in rents at properties in the United States.”
In St. Charles, community development land sales revenue decreased to $8,032,000 for the nine months ended September 30, 2007; in the same period in 2006, the Company reported land sales revenue of $11,317,000. For the third quarter of 2007, land sales revenue totaled $2,063,000, compared to $4,691,000 for the third quarter of 2006.  Mr. Kelly noted that commercial sales were strong in St. Charles for the nine months ended September 30, 2007.  In addition, commercial sales backlog as of September 30, 2007 contained 94.19 acres under contract for a total of $16,761,000.

In Parque Escorial, the Company sold 23 condominium units for the nine months ended September 30, 2007 and 3 units for the three months ended September 30, 2007.  As of September 30, 2007, 27 units remained in inventory, with 5 units under contract. The Company anticipates that sales of the remaining units in Torres will continue into 2008.  “In Parque Escorial, sales of condominium units in Torres reflect the slowdown of the Puerto Rican market, but sales prices have not been reduced and the construction loan has been repaid in full,” said Mr. Kelly.
“Results are cyclical,” noted Mr. Kelly, “and should be evaluated over an extended period of time because of the nature of our business.”

Company Information
ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the quarterly report on Form 10-Q for the nine-month period ended September 30, 2007, which are or will be on file with the Securities and Exchange Commission.

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Unaudited Financial Highlights

	For the Nine Months Ended		For the Three Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06

Revenues	$61,457,000	$70,113,000	$19,043,000	$24,421,000

Expenses	50,146,000	52,793,000	16,018,000	18,078,000

Operating Income	11,311,000	17,320,000	3,025,000	6,343,000

Other Income and Expenses	(12,589,000)	(12,564,000)	(4,430,000)	(3,259,000)

Income / (loss) before provision for income taxes	(1,278,000)	4,756,000	(1,405,000)	3,084,000

Provision / (benefit) for income taxes	(19,000)	1,754,000	(307,000)	1,040,000

Net (loss) / income	$(1,259,000)	$3,002,000	$(1,098,000)	$2,044,000
Earnings per share
Basic and Diluted	$(0.24)	$0.58	$(0.21)	$0.39
Weighted average shares outstanding
Basic	5,205,000	5,199,000	5,207,000	5,201,000
Diluted	5,212,000	5,199,000	5,214,000	5,201,000

Quarterly cash dividend per share	$0.30	$0.30	$0.10	$0.10
Special cash dividend per share	-	0.43	-	-

Total cash dividends per share	$0.30	$0.73	$0.10	$0.10

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